      As filed with the Securities and Exchange Commission July___, 1997.

                         Registration No. 33-__________
= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                         UNITED PARK CITY MINES COMPANY
               (Exact name of registrant as specified in charter)

                                 P.O. BOX 1450
                             PARK CITY, UTAH 84060
                                 (801) 649-8011
         (Address and telephone number of principal executive offices)

              DELAWARE               6599                   87-0219807
              --------               ----                   ----------
     (State of Incorporation)  (Primary Standard          (I.R.S. Employer
                               Industrial Classification   Identification No.)
                               Code No.)

                            HANK ROTHWELL, PRESIDENT
                         UNITED PARK CITY MINES COMPANY
                                 P.O. BOX 1450
                             PARK CITY, UTAH 84060
                                 (801) 649-8011
           (Name, address and telephone number of agent for service)

                                   Copies to:

                                RANDY K. JOHNSON
                             RANDY K. JOHNSON, P.C.
                        139 EAST SOUTH TEMPLE, SUITE 510
                        SALT LAKE CITY, UTAH 84111-1103
                                 (801) 537-1230
                           FACSIMILE: (801) 364-7365
                         EMAIL: RKJOHNSON@GOWEBWAY.COM
                        _______________________________

                           EXHIBIT INDEX ON PAGE 18

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X
                                                  -

                       ---------------------------------

                        CALCULATION OF REGISTRATION FEE
= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

------------------------------------------------------------------------------------

 Title of Each Class       Amount      Proposed      Proposed          Amount of
 of Securities Being       Being       Maximum       Maximum       Registration Fee
 Registered             Registered     Offering      Aggregate
                                      Price Per    Offering Price
                                         Unit
------------------------------------------------------------------------------------
Rights Warrants (1)     545,000       $0          $0               $0
------------------------------------------------------------------------------------
Common Stock (2)        545,000       $_________  $____________    $___________
------------------------------------------------------------------------------------

= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

(1) To be issued for no consideration.
(2) Issuable upon exercise of the Rights.

                      ----------------------------------

          The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

                         UNITED PARK CITY MINES COMPANY

                             CROSS REFERENCE SHEET


REGISTRATION STATEMENT ITEMS                                       CAPTION IN PROSPECTUS
-----------------------------                                      ---------------------
AND HEADING
-----------
1.  Forepart of the Registration Statement and                     Cover Page
    Outside Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover Pages                      Inside Front and Outside Back Cover Pages
    of Prospectus                                                  of Prospectus

3.  Summary Information, Risk Factors and                          Special Considerations and Risk Factors;
    Ratio of Earnings to Fixed Charges                             (The ratio of earnings to fixed charges is
                                                                   not applicable)

4.  Use of Proceeds                                                Use of Proceeds

5.  Determination of Offering Price                                The Offering--Determination of Subscription Price

6.  Dilution                                                       Dilution

7.  Selling Security Holders                                       *

8.  Plan of Distribution                                           Outside Front Cover of Prospectus; The Offering

9.  Description of Securities to be Registered                     The Offering--Description of Common Stock

10.  Interests of Named Experts and Counsel                        *

11.  Material Changes                                              Material Changes

12.  Incorporation of Certain Information by                       Incorporation of Certain Information by
     Reference                                                     Reference

13.  Disclosure of Commission Position on                          *
     Indemnification for Securities Act Liabilities

----------------------------------------------------
*Not applicable or answer is in the negative.

PROSPECTUS
----------

                         UNITED PARK CITY MINES COMPANY

                         545,000 SHARES OF COMMON STOCK

          United Park City Mines Company ("United Park" or the "Company") is issuing to its stockholders non-transferable rights (the "Rights") to subscribe for additional shares of its common stock (the "Common Stock") pursuant to (a) a basic subscription privilege entitling each stockholder to purchase one (1) additional share of Common Stock for each five (5) Shares of Common Stock held of record at the close of business on ______________, 1997 (the "Record Date"), and (b) an oversubscription privilege. This offering is hereinafter referred to
either as the "Offering" or the "Rights Offering."   The subscription price is
$______ per share (the "Subscription Price"). The Rights will be evidenced by subscription warrants (the "Warrants") that will be mailed to stockholders after the Record Date.

          The outstanding shares of Common Stock are, and the Company anticipates that the shares of Common Stock offered hereby will be, traded on the New York Stock Exchange ("NYSE") under the stock symbol "UPK." On
July 7, 1997, the closing sales price of the Common Stock on the NYSE was $23.25.

          There is no minimum number of shares that must be sold pursuant to the exercise of Rights. If the Offering is canceled or terminated for any reason, all funds will be returned to subscribers without interest. The Offering will terminate at 5:00 p.m. New York time on ______________, 1997, at which time all unexercised Rights will expire and will thereafter be void.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR
          DISAPPROVED BY THE SECURITIES AND EXCHANGE
          COMMISSION NOR HAS THE COMMISSION PASSED
          UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS.  ANY REPRESENTATION TO THE
          CONTRARY IS A CRIMINAL OFFENSE.

          FAILURE BY A STOCKHOLDER TO EXERCISE THE
          RIGHTS ISSUED TO HIM OR HER BEFORE THE EXERCISE
          DATE WILL RESULT IN A DILUTION OF HIS OR HER
          OWNERSHIP INTEREST IN THE COMPANY.

          SEE "SPECIAL CONSIDERATIONS AND RISK FACTORS" AT PAGE ___ OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN IMPORTANT RISK FACTORS INVOLVED IN THIS OFFERING.
                 ----------------------------------------------

             Price to Stockholders   Underwriting     Proceeds to
                                     discounts and    Company (1)
                                     Commissions
-------------------------------------------------------------------
Per Share    $______                $0              $______
-------------------------------------------------------------------
Total        $_____________         $0              $______________
-------------------------------------------------------------------

===================================================================

          (1) Before deducting offering expenses payable by the Company estimated at approximately $192,000, consisting of: SEC Registration Fees of approximately $2,000, printing and mailing expenses of approximately $40,000, legal fees and expenses of approximately $50,000, NYSE listing fees of approximately $15,000, accounting fees and expenses of approximately $5,000, blue sky exemption fees and expenses of approximately $5,000, transfer agent fees of approximately $25,000, subscription agent fees of approximately $35,000 and miscellaneous fees and expenses of approximately $15,000.

              --------------------------------------------------

          NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

              --------------------------------------------------

          The date of this Prospectus is ______________, 1997.

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----

AVAILABLE INFORMATION...........................................   4
ADDRESS AND TELEPHONE NUMBER....................................   4
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...............   4
SPECIAL CONSIDERATIONS AND RISK FACTORS.........................   5
THE OFFERING....................................................   7
               Subscription Warrants............................   8
               Basic Subscription Privilege.....................   8
               Oversubscription Privilege.......................   8
               Method of Exercising Rights......................   8
               Rights Expiration Date...........................  10
               Late Delivery of Warrants........................  10
               Foreign Restrictions.............................  11
               Subscription Proceeds............................  11
               Determination of Subscription Price..............  11
USE OF PROCEEDS.................................................  11
DILUTION........................................................  14
PRICE RANGE OF COMMON STOCK.....................................  14
DESCRIPTION OF COMMON STOCK.....................................  14
FEDERAL INCOME TAX CONSEQUENCES.................................  15
EXPERTS.........................................................  16
LEGAL MATTERS...................................................  16
MATERIAL CHANGES................................................  16

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the World Wide Web site is http:/www.sec.gov.

          The Company's Common Stock is traded on the New York Stock Exchange
(NYSE). The reports, proxy statements and other information referred to in the preceding paragraph may also be inspected at the NYSE.

          The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

          Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company, reference is made to the Registration Statement.

                          ADDRESS AND TELEPHONE NUMBER

          The mailing address and telephone number of the Company's principal offices are as follows:

          United Park City Mines Company
          P.O. Box 1450
          Park City, Utah 84060
          (801) 649-8011

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Prospectus:

          (1) Annual Report on Form 10-KSB for the year ended December 31, 1996;

          (2) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997;

          (3) The description of the Common Stock of the Company contained in a registration statement on Form 8-B filed with the Securities and Exchange Commission under the Exchange Act on July 2, 1953 (Docket No. 1-3753-1), including the portions of all amendments or reports filed for the purpose of updating such description heretofore filed by the Company with the Securities and Exchange Commission. Reference is made to the "Description of Common Stock" in this Prospectus for a current description of the Common Stock of the Company.

          (4) All documents filed by the Company pursuant to (S)(S) 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the Expiration Date of the Rights Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such documents. Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that another statement contained herein or in any other subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will furnish without charge to any person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all documents filed by the Company and incorporated herein by reference (other than certain exhibits to such documents). Such requests should be directed to:

               United Park City Mines Company
               P.O. Box 1450
               Park City, Utah 84060
               Telephone: (801) 649-8011
                    Attention: Investor Relations

                    SPECIAL CONSIDERATIONS AND RISK FACTORS

          THIS PROSPECTUS CONTAINS TREND INFORMATION AND FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE ACTUAL RESULTS OF OPERATIONS OF THE COMPANY COULD DIFFER MATERIALLY FROM THE COMPANY'S HISTORICAL RESULTS OF OPERATIONS AND THOSE DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS SET FORTH IN THIS SECTION AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE

IN THIS PROSPECTUS.

          1.   HISTORY OF LOSSES:  The Company has had net losses during each of
               -----------------
the last ten years, with the exception of 1995. Since 1987 the net income (or net loss) each year has been ($1,742,859); ($680,715); ($1,517,746);
($1,718,090); ($1,287,915); ($1,576,453); ($983,427); ($702,392); $773,276; and
($594,237) for the years ended December, 1987, 1988, 1989, 1990, 1991, 1992,
1993, 1994, 1995 and 1996, respectively.

          2.   DILUTION:  To the extent that a stockholder of the Company does
               --------
not fully exercise the Rights granted to him or her, the stockholder's shares may represent a smaller percentage of the Company's outstanding Common Stock upon the completion of the Offering. See "Dilution."

          3.   CHANGE IN OWNERSHIP AND POTENTIAL INCREASE IN CONTROL:  As of
               -----------------------------------------------------
July 1, 1997, the Company's principal stockholders were members of the Loeb Group (Loeb Investors Co. XL, Estate of John L. Loeb, and John L. Loeb, Jr.). As of July 1, 1997 the Loeb Group held approximately 72.8% of the outstanding shares of Common Stock (1,993,713 shares).

          The Loeb Group has indicated to Management that it intends to fully exercise its basic subscription privilege and its oversubscription privilege. Depending upon the number of shares for which the other stockholders subscribe pursuant to their basic subscription privilege and any oversubscription privilege, the Loeb Group may increase its percentage ownership of the Company and its control of the Company as a result of the Rights Offering. If stockholders, other than members of the Loeb Group, do not exercise any of their basic subscription rights, and if members of the Loeb Group exercise their full basic subscription rights and oversubscribe for all remaining shares, then at the conclusion of the Rights Offering, the Loeb Group would own 2,538,713 shares of Common Stock, or approximately 78.2% of the then outstanding Common Stock.

          4.   DIVIDENDS:  No dividends have been paid by the Company in the
               ---------
past and it is unlikely that they will be paid in the foreseeable future. Stockholders who anticipate the need for either immediate or future income by way of dividends from their investments should refrain from the purchase of Common Stock offered hereby.

          5.   NEED FOR ADDITIONAL CAPITAL:  Assuming the Offering is fully
               ---------------------------
subscribed, and assuming that the cost of funding the Company's future operations is consistent with the cost of funding the Company's past operations, the Company should have sufficient cash to fund its operations at their present level into the year 2001. If the Offering is not fully subscribed, or if the Company undertakes additional operations or experiences any significant changes in the level or nature of its present operations, or if the Company uses a significant amount of the proceeds from this Offering in its real estate development activities, the Company may require additional funding before the year 2001.

          6.   RISKS OF REAL ESTATE DEVELOPMENT:  The Company intends to use
               --------------------------------
some of the proceeds of the Rights Offering to continue the development of selected portions of its real estate holdings. See "Use of Proceeds." Use of the proceeds from the Rights Offering for real estate development activities will be subject to many of the risks generally incident to real estate development, including the possibility of adverse changes in national or local economic and market conditions, changes in the investment climate for real estate, adverse changes in governmental rules and fiscal policies, competition, effects of overbuilding, environmental risks, acts of God, and uncertainties involved in engineering, financing and in the permitting and zoning process. The Company cannot predict the effects such risks may have on its real estate development activities.

          7.   POSSIBLE CONTINUING LOSSES:  After posting net income of $773,276
               --------------------------
on revenues of $5,638,562 in 1995, the Company sustained a loss of $594,237 on revenues of $6,246,935 in 1996. The loss in 1996 is attributable to several factors, including slower than expected lot sales in the Company's Hidden Meadows subdivision and costs associated with the initial year of operations of the Company's mine tour attraction exceeding revenues. There can be no assurance that the factors that contributed to such losses will not continue into the future and, if they do, such occurrence could have a negative impact on the Company and its Common Stock.

                                 THE OFFERING

          United Park is hereby issuing to its stockholders non-transferable Rights to subscribe for up to 545,000 additional shares of its Common Stock. Such Rights will be issued to the holders of Common Stock as of the close of business on ______________, 1997 (the "Record Date"). The stockholders as of the Record Date will receive one (1) Right for each five (5) shares of Common Stock they own at the Record Date. If, on the Record Date, a stockholder does not own a number of shares evenly divisible by five, the number of Rights such stockholder shall receive shall be equal to the number of shares held by such stockholder on the Record Date multiplied by a fraction with one (1) as the numerator and five (5) as the denominator, with any resulting fraction being rounded up to the nearest whole number. Each Right will entitle the holder thereof to subscribe for one (1) additional share of Common Stock for $_______. The Rights will be evidenced by subscription warrants (the "Warrants") mailed to the stockholders shortly after the Record Date.

          The Company presently has no arrangements to obtain the services of underwriters, brokers, dealers or other agents in connection with the Offering, and it has no intention of entering into any such arrangement. Consequently, it is anticipated that no discounts, commissions or finder's fees will be paid.

          Questions and requests for assistance or additional copies of this Prospectus or the applicable subscription forms may be directed to: First Chicago Trust Company of New York, P.O. Box 2560, Jersey City, New Jersey 07303-2560 (the "Subscription Agent") telephone number: (201) 324-0137.

SUBSCRIPTION WARRANTS

          Rights to subscribe will be evidenced by non-transferable Warrants, each Warrant evidencing the total number of Rights to which the holder is entitled. The Warrants will be forwarded to the stockholders after the Record Date. Each Right will entitle the holder thereof to subscribe for one (1) additional share of Common Stock. Warrants may be divided or combined at the office of the Subscription Agent. See "The Offering-- Method of Exercising Rights."

BASIC SUBSCRIPTION PRIVILEGE

          A holder of Rights will have a basic subscription privilege entitling the holder to purchase one (1) share of Common Stock for each Right held upon payment of a subscription price of $_______ per share (the "Subscription Price").

OVERSUBSCRIPTION PRIVILEGE

          A stockholder who exercises all the basic subscription Rights evidenced by a Warrant will have the privilege to subscribe for additional shares of Common Stock at $______ per share up to the number of Rights set forth on the Warrant.

          If all stockholders do not fully participate in the basic subscription, excess shares (545,000 shares minus the number of shares issued in the basic subscription) would be available for the oversubscription privilege. If the excess shares are not sufficient to satisfy all oversubscriptions, the excess shares will be allocated pro rata (subject to elimination of fractional shares) among those stockholders who exercise the oversubscription privilege.
To exercise the oversubscription privilege, the appropriate block on the Warrant must be completed and payment in full for the entire subscription (including the basic subscription and the oversubscription) must accompany the Warrant. Payments for oversubscription will be held by First Chicago Trust Company of New York until the offering is completed and the calculations of the pro rata allotment are made. Any refund (without interest) in connection with shares subscribed for but not purchased due to the pro rata allotment will be delivered as soon as practicable after the expiration of the Offering. WARRANTS CONTAINING OVERSUBSCRIPTION FOR MORE THAN THE NUMBER OF RIGHTS SET FORTH ON THE WARRANT WILL NOT BE HONORED. THEREFORE, A STOCKHOLDER SHOULD EXERCISE CARE IN COMPLETING HIS/HER WARRANT IF HE/SHE WISHES TO OVERSUBSCRIBE.

METHOD OF EXERCISING RIGHTS

          The Rights evidenced by a Warrant may be exercised by mailing or delivering to the Subscription Agent the duly executed Warrant together with payment in full of the

Subscription Price of $______ per share for each share of Common Stock subscribed for pursuant to the basic subscription privilege and the oversubscription privilege, if applicable. Payment must be made in U.S. dollars by bank certified or cashier's check, personal check, money order, or wire transfer of immediately available funds payable to First Chicago Trust Company of New York. Payment will be deemed to have been received by the Subscription Agent only upon (i) the clearance of any uncertified check, (ii) the receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order, or (iii) the receipt of good funds in the Subscription Agent's account. If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, holders of Rights who wish to pay by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and cleared by such date and are urged to consider payment by means of certified or cashier's check, money order, or wire transfer of funds. A holder's exercise of a Right is irrevocable.

          Warrants and payments should be delivered or mailed as follows:


               If hand delivered or sent via overnight courier:

                    First Chicago Trust Company of New York
                               Subscription Agent
                                   Suite 4680
                                 14 Wall Street
                                   8th Floor
                            New York, New York 10005


               If by mail:

                    First Chicago Trust Company of New York
                               Subscription Agent
                                Mail Suite 4660
                                 P.O. Box 2560
                       Jersey City, New Jersey 07303-2560

           The Subscription Agent's telephone number is (201) 324-0137

DO NOT SEND SUBSCRIPTION WARRANTS OR PAYMENTS TO THE COMPANY.

          Except as described under "The Offering--Late Delivery of Warrants," no Warrants will be accepted until the Subscription Agent has received delivery of a duly executed Warrant and payment of the appropriate Subscription Price. The risk of delivery of Warrants and payments to the Subscription Agent will be borne by the subscribers and not by the Company or the Subscription Agent. If subscription is sent by mail, it is suggested that insured, registered mail be used and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of any checks prior to 5:00 p.m., New York time, on the Expiration Date.

          ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE METHOD OF SUBSCRIBING FOR SHARES OF COMMON STOCK OR FOR ADDITIONAL COPIES OF THIS PROSPECTUS SHOULD BE DIRECTED TO THE SUBSCRIPTION AGENT, FIRST CHICAGO TRUST COMPANY OF NEW YORK P.O. BOX 2560, JERSEY CITY, NEW JERSEY 07303-2560, TELEPHONE NO. (201) 324-0137.

          The Company may, in its discretion or in the discretion of the Subscription Agent, waive a technical or minor defect or irregularity, and may permit an easily correctable defect or irregularity to be corrected within such time as it may determine, or may reject any exercise of a Right or other subscription that has been made improperly and is not easily correctable. Certificates for shares of Common Stock duly subscribed and paid for and accepted by the Company in this offering will be issued and delivered to the purchasers as soon as practicable.

          Detailed instructions concerning the method of exercising Rights will be included in an instruction letter accompanying the Warrants.

RIGHTS EXPIRATION DATE

          The Rights may be exercised at any time during the offering period, which expires at 5:00 p.m. New York time on ________________, 1997 (the "Expiration Date"). Following the Expiration Date, all unexercised Rights will terminate and all Warrants will be void.

LATE DELIVERY OF WARRANTS

          If the Subscription Agent has received, prior to 5:00 p.m. New York time, on the Expiration Date, full payment as specified above for the total number of shares of Common Stock subscribed for by a stockholder, together with a Notice of Guaranteed Delivery from a bank or trust company or a member of a recognized securities exchange in the United States, stating the name of the subscriber, the number of Rights represented by the Warrant, and the number of shares of Common Stock subscribed for, and guaranteeing that the Warrant will be delivered within 3 business days to the Subscription Agent, such subscription will be accepted by the Subscription Agent, subject to withholding of the stock certificate representing the shares of Common Stock subscribed for pending receipt of the duly executed Warrant.

          STOCKHOLDERS WHO FAIL TO DELIVER THEIR SIGNED

SUBSCRIPTION WARRANT AND FULL PAYMENT (INCLUDING FINAL CLEARANCE OF ANY CHECKS) TO THE SUBSCRIPTION AGENT, OR PAYMENT WITH GUARANTY OF DELIVERY AS SET FORTH ABOVE, PRIOR TO THE EXPIRATION DATE WILL BE DEEMED TO HAVE WAIVED THEIR SUBSCRIPTION RIGHTS IN THEIR ENTIRETY.

FOREIGN RESTRICTIONS

          Warrants will not be mailed to any stockholder whose record address is outside the United States, Canada or Mexico, or whose record address is an APO or FPO address. However, each of the stockholders will be sent a prospectus along with instructions on how to exercise their Rights through the Subscription Agent. The Rights to which such an unmailed Warrant relates will be held by the Subscription Agent for the respective stockholder's account until instructions are received from such stockholder to exercise the Rights. If no instructions have been received by 12:00 noon, New York time, two business days prior to the Expiration Date, the rights of such stockholder, together with the Rights of stockholders whose addresses are not known by the Subscription Agent, will expire.

SUBSCRIPTION PROCEEDS

          All funds received by the Subscription Agent from the exercise of basic subscription privileges will be sent promptly by the Subscription Agent to the Company. All funds received by the Subscription Agent from the exercise of oversubscription privileges will be held by the Subscription Agent until the Expiration Date, whereupon the funds will be disbursed to the Company and the oversubscribers, depending on the extent of the oversubscriptions. No interest will be paid to stockholders on funds returned due to cancellation of the Offering or proration of oversubscriptions.

DETERMINATION OF SUBSCRIPTION PRICE

          The Board of Directors has established the Subscription Price at $______ per share because that is a price at which the Board of Directors believes all stockholders will be able and willing to participate in the Rights Offering with the least dilutive effect on the value of the outstanding shares. The Company's Common Stock has recently traded on the NYSE for as low as $______ per share.

                                USE OF PROCEEDS

          Assuming the entire 545,000 shares are sold in the Offering, the Company would raise approximately $______________. Expenses for the Rights Offering are estimated at approximately $192,000 which would result in net proceeds to the Company of approximately $______________. The Company intends to use the proceeds of the Rights Offering to repay short-term indebtedness, for continued real estate development activities, and to provide working capital for the Company's continuing operations. Assuming the Offering is fully subscribed, and assuming that the cost of funding the Company's future operations is consistent with the cost of funding the Company's past operations, the Company should have sufficient funding to fund its operations at their present level into the year 2001. If the Offering is not fully subscribed, or if the Company undertakes additional operations or experiences any significant changes in the level or nature of its present operations, or if the Company uses a significant amount of the proceeds from this Offering in its real estate development activities, the Company may require additional funding before the year 2001.

          The Company experienced a cash deficiency in early 1997, thus necessitating the Company's borrowing a total of $280,700 from an unrelated third party in June 1997. The borrowed cash is being used to fund the Company's ongoing operations through approximately October, 1997 (the anticipated month for receipt of proceeds of the Rights Offering). The loan accrues simple interest at the annual rate of 1% above the floating prime commercial lending rate as published in the Wall Street Journal. The Company will use some of the proceeds from the Rights Offering to repay this loan. The Company may also use some of the proceeds from the Rights Offering to repay a bank loan from Zions First National Bank that was used to fund operations. The bank loan accrues interest at the rate of 8.25%, and as of June 30, 1997, the outstanding balance of the bank loan was $446,598.

          Proceeds from the Rights Offering will also be used by the Company to continue to formulate and implement development plans for the Company's real estate. While the Board of Directors believes that the current value of the Company's real property is in excess of its book value, by an orderly development of its properties, the Board of Directors is of the opinion that its value will continue to increase as the real estate market improves in the Park City area and funds become more readily available to finance real estate development.

          Many factors will affect the Company's strategies with respect to development of its real estate. Some of these factors which the Company must address and resolve in developing a comprehensive long term business plan for its real estate development include, but are not necessarily limited to, competition, cooperative agreements with other parties, governmental approvals, master plans, engineering, installation of improvements, and financing.

          In addition, pursuant to a settlement agreement dated November 6, 1992, between United Park and Royal Street Land Company, Deer Valley Resort Company, Royal Street of Utah, Royal Street Development Company (collectively "Deer Valley"), and Wells Fargo Bank, N.A., United Park has the opportunity, under certain circumstances, to develop, without the encumbrance of the Deer Valley Ski Lease, certain parcels of land which are currently subject to the Deer Valley Ski Lease. This settlement agreement also provides Deer Valley, under certain circumstances, the opportunity to acquire United Park's interest in the surface estate of the balance of the land within the Deer Valley Ski Lease. Both United Park's and Deer Valley's opportunities concerning these parcels of land are contingent upon master plan approval by the Park City Municipal Corporation ("Park City") and acceptance of the master plan by United Park. In 1993, United Park began actively working on the design of a real estate development project on these parcels of land known as Flagstaff Mountain in Deer Valley. In 1994, United Park requested annexation and master plan approval for the project from Park City. United Park revised the master plan and diligently pursued approval for the project from Park City during 1995, 1996 and the first part of 1997. At the end of June, 1997, United Park ceased discussions with Park City regarding annexation and master plan approval of the project due to unacceptable economic and development restrictions proposed for the project by Park City. United Park, with the cooperation of Deer Valley, is pursuing its development opportunities for the project in the county where the project is located. It is anticipated that proceeds from the Rights Offering will be used in the Company's efforts to obtain approval for this project and may be used in the eventual development of the Flagstaff Mountain project.

          The Company has, from time to time, had discussions of a preliminary nature with various entities regarding arrangements which would allow the Company, either on its own or in a joint venture, to develop other portions of its real property or to purchase property that would provide income to the Company. The Company may use some of the proceeds from the Rights Offering to pursue such discussions and, to the extent available, may use some of the proceeds to consummate any agreement which may be reached as a result of any such discussions.

          In 1995, the Company developed and constructed a mine tour attraction at some of its mining facilities. The mine tour attraction is operated by the Company's wholly owned subsidiary Park City Silver Mine Adventure, Inc. The mine tour attraction is located at the Ontario Mine and includes history and mining exhibits, multi-media presentations, computer interactive programs, dioramas, a theater, and pictorial displays, along with a gift shop and a food concession. The primary attraction is an underground tour of a part of the Company's Ontario Mine. As part of this attraction, guests descend 1,500 feet into the Ontario Mine, ride a specially designed mine train through mine tunnels, view mine equipment from several different eras, and observe a multi-media presentation. In 1996 the mine tour attraction lost approximately $600,000 (exclusive of depreciation), on total revenue of $1.3 million. Management anticipates that the mine tour attraction will pay for its direct expenses in 1997, and will become profitable thereafter. Proceeds from the Rights Offering will be used to defray some of the operating expenses of the mine tour adventure until such time as it becomes profitable.

          In the event the Rights Offering is not fully subscribed, the proceeds from the Rights Offering will be used first to repay short-term indebtedness to an unrelated third party in the amount of approximately $280,700, second, to repay a bank loan in the amount of approximately $446,598, third to fund operating expenses and working capital, and fourth, for real estate development.

                                   DILUTION

          If a stockholder does not exercise the entire basic subscription privilege represented by the Warrants received in this Offering, the stockholder's percentage ownership in the Company will decrease. For example, a stockholder owning 10,000 shares of the Company's common stock presently owns 0.370% of the Company's outstanding common stock. Assuming the stockholder does not exercise his or her basic subscription privilege to purchase any of the Shares, and assuming all of the Shares are sold in this Offering, the stockholder's percentage ownership in the Company following the Offering will decrease to 0.308%.

                          PRICE RANGE OF COMMON STOCK

          The Company's Common Stock is traded on the NYSE. The following table sets forth the high and low closing prices for the Common Stock and volume traded on the NYSE:

                   New York Stock Exchange
                   Price Range and Volume
-------------------------------------------------------
                        HIGH      LOW        VOLUME
                       -------  -------  --------------
-------------------------------------------------------
Third Quarter 1996     $13.875  $11.625   52,000 shares
-------------------------------------------------------
Fourth Quarter 1996    $11.500  $ 9.500  213,000 shares
-------------------------------------------------------
First Quarter 1997     $13.750  $11.125  233,800 shares
-------------------------------------------------------
Second Quarter 1997    $21.187  $12.375  298,500 shares
-------------------------------------------------------

                          DESCRIPTION OF COMMON STOCK

          As of June 30, 1997, the Company had 3,750,000 shares of Common Stock, $0.01 par value, authorized, of which 2,704,492 shares were outstanding, 1,294 shares were held by the Company as treasury shares, and 120,833 shares were reserved for issuance under the Company's Stock Option Plan.

          The following statements with respect to the Company's Common Stock are subject to the detailed provisions of its Restated Certificate of Incorporation, as amended. These statements do not purport to be complete and are qualified in their entirety by reference to the terms of the Restated Certificate of Incorporation, which is incorporated by reference in this Prospectus.

          New York Stock Exchange.  The shares of Common Stock are listed on the
          -----------------------
New York Stock Exchange under the stock symbol "UPK." It is anticipated that the shares of Common Stock issued pursuant to this Offering will also be listed on the New York Stock Exchange under the same stock symbol.

          Dividends.  The holders of outstanding shares of Common Stock are
          ---------
entitled to receive dividends when and as declared by the Board of Directors. No dividends have been paid by the Company in the past, and it is unlikely that they will be paid in the foreseeable future.

          Voting Rights.  Each outstanding share of Common Stock is entitled to
          -------------
one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Company in any manner not inconsistent with the laws of the State of Delaware or the Restated Certificate of Incorporation of the Company, subject to the power of the stockholders to adopt, amend, or repeal the bylaws.

          Liquidation/Preemptive Rights, Etc..  The shares of Common Stock are
          -----------------------------------
neither redeemable nor convertible, and the holders thereof have no preemptive rights to purchase any securities of the Company. Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to receive, pro rata, any assets of the Company which are legally available for distribution after payment of all debts and other liabilities.

          No Assessment.  When issued and paid for, the shares of Common Stock
          -------------
are fully paid and not liable for further call or assessment.

          Transfer Agent/Registrar.  The Transfer Agent and Registrar for the
          ------------------------
Company's Common Stock is First Chicago Trust Company of New York, P.O. Box 2500 Jersey City, New Jersey 07303-2500, telephone: (201) 324-0498.

                        FEDERAL INCOME TAX CONSEQUENCES

          The following is a brief summary of the federal income tax consequences of the distribution and exercise of Rights pursuant to the Rights Offering. This summary is not tax advice, and is based only on the Company's understanding of current federal income tax law. The Company does not make any representation regarding the continuation of such law and does not attempt to describe any state or local tax laws. The summary does not consider specific facts and circumstances that may be relevant to a particular stockholder's tax position. Each stockholder is urged to consult a tax advisor with respect to federal income tax consequences as well as any tax consequences that may arise under the laws of any state, municipality or foreign jurisdiction. The Company understands that the federal income tax consequences are as follows:

          1. The distribution of Rights to the Company's stockholders pursuant to the Rights Offering should qualify as a nontaxable distribution of stock under Section 305(a) of the Internal Revenue Code of 1986, as amended, with the result that stockholders will not recognize any taxable income upon the receipt of the Rights.

          2. If a Right is exercised, no taxable gain or loss will result to the stockholder. The Common Stock acquired thereby will have a tax basis equal to the cash paid to acquire such Common Stock plus, potentially, a portion of the stockholder's basis in his or her original stock. Qualified tax advice should be sought to determine a particular stockholder's basis in the new Common Stock. The holding period for such new Common Stock will begin on the date so acquired.

          3. If a Right is allowed to expire without being exercised, the stockholder will not recognize a loss or gain. The stockholder's basis in his or her original stock will remain unchanged by the Rights Offering.

          4. The Company will not recognize any taxable income from the issuance of Rights or of Common Stock pursuant to the Rights Offering, nor will the Company be entitled to any deduction thereby.

                                    EXPERTS

          The Consolidated Balance Sheet as of December 31, 1996, and the Consolidated Statements of Operations, Changes in Stockholders' Equity and Cash Flows for the years ended December 31, 1996, and 1995, included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 15, 1997, which is incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

          The legality of the Common Stock offered hereby will be passed on for the Company by Randy K. Johnson, P.C., Salt Lake City, Utah.

                                MATERIAL CHANGES

          There have been no material changes in the Company's affairs since December 31, 1996 which have not been described in the Company's quarterly report filed with the Securities and Exchange Commission for the quarter ended March 31, 1997, or in this Prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following is an itemized statement of the estimated amounts of all expenses in connection with the issuance and distribution of the securities that are the subject of this Registration Statement:


                    Item                     Amount
                    ----                    --------

     Securities and Exchange Commission.....$  2,000

     Printing and mailing expenses..........$ 40,000

     Legal fees and expenses................$ 50,000

     New York Stock Exchange Listing fee....$ 15,000

     Accounting fees and expenses...........$  5,000

     Blue Sky fees and expenses.............$  5,000

     Transfer agent fees....................$ 25,000

     Subscription Agent fees................$ 35,000

     Miscellaneous..........................$ 15,000
                                            --------

               Total........................$192,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. The Company's Restated Certificate of Incorporation contains the following provision for the indemnification of directors and officers:

          INDEMNIFICATION:    Each director and each officer of the corporation
          ---------------
shall be indemnified by the corporation against all expenses, as hereinafter defined, which shall necessarily or reasonably be incurred by him in connection with any action, suit or proceeding to which he is or shall be a party, or with which he may be threatened, by reason of his being or having been a director or officer of the corporation, whether or not he continues to be a director or officer at the time of incurring such expenses. As used in this paragraph, expenses shall include amount of judgments against, or amounts paid in settlement by, such director or officer, other than amounts payable or paid to the corporation, but shall not include any (a) expenses incurred in connection with any matters as to which such director or officer shall be adjudged in such action, suit or proceeding, without such judgment being reversed, to be liable by reason of his negligence or wilful misconduct in the performance of his duties as a director or officer, or (b) expenses incurred in connection with any matters which shall have been subject to such action, suit or proceeding, disposed of otherwise than by adjudication on the merits, unless in relation to such matter such director or officer shall not have been liable for negligence or wilful misconduct in the performance of his duties as a director or officer. As to whether or not a director or officer was liable for negligence or wilful misconduct in the performance of his duties as such director or officer, the Board of Directors and each director and officer may conclusively rely upon an opinion of legal counsel selected by or in the manner designated by the Board of Directors. The foregoing right of indemnification shall be in addition to any rights to which any director or officer may be or become entitled by law, vote of stockholders or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

          There have been no recent sales of unregistered securities.

ITEM 16.  EXHIBITS.

          The following are filed as exhibits to this Registration Statement:


Item No.  Exhibit                                Sequential Page Number
--------  -------                                ----------------------
3.1       Restated Certificate of                Incorporated by Reference from
          Incorporation as amended by            Amendment No. 1 to Form S-1
          Certificate of Amendment of            filed March 19, 1987 in File No.
          Restated Certificate of                33-11328
          Incorporation

3.2       Amendment of Restated                  Incorporated by Reference from
          Certificate of Incorporation filed     Amendment No. 1 to Form S-3
          in Delaware on December 19,            filed January 28, 1991 in File No.
          1990                                   33-37914

3.3       Amendment to Restated                  Incorporated by Reference from
          Certificate of Incorporation filed     Amendment No. 1 to Form S-3
          in Delaware on September 8, 1993       filed October 12, 1993 in File No.
                                                 33-67458

4.1       Form of Warrant                        ____

4.2       Form of Instructions for Warrants      ____

4.3       Form of Transmittal Letter to          ____
          Stockholders in United States,
          Canada and Mexico

4.4       Form of Transmittal Letter to          ____
          Stockholders outside United
          States, Canada and Mexico

4.5       Opinion of Randy K. Johnson,           *
          P.C. Re: Legality of Securities

8.1       Legal Opinion Re: Tax Matters          *

24.1      Consent of Coopers & Lybrand,          ____
          L.L.P.

24.2      Consent of Randy K. Johnson,           ____
          P.C.

25.1      Power of Attorney of Joseph S.         ____
          Lesser

25.2      Power of Attorney of Alan L.           ____
          Gordon

--------------------------------------------------------------------------------
* To be filed by amendment

ITEM 17.  UNDERTAKINGS.

          1.   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of United Park City Mines Company (the "Company") pursuant to any provisions of its articles of incorporation or bylaws, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant, United Park City Mines Company, a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park City, State of Utah, on July 8, 1997.

                              UNITED PARK CITY MINES COMPANY



                              By  /s/ Hank Rothwell
                                  ----------------------------------
                                  Hank Rothwell
                                  President


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signatures                  Title                 Date
     ----------                  -----                 ----
/s/ Hank Rothwell       President,(Principal       July 8, 1997
----------------------  Executive Officer) and
Hank Rothwell           Director


/s/ Edwin L. Osika, Jr. Executive Vice President,  July 8, 1997
----------------------- Secretary, Treasurer
Edwin L. Osika, Jr.     (Principal Financial and
                        Accounting Officer) and
                        Director


/s/ Joseph S. Lesser    Director                   July 8, 1997
-----------------------
Joseph S. Lesser



/s/ Alan L. Gordon      Director                   July 8, 1997
-----------------------
Alan L. Gordon
